Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THEROX, INC.,

a Delaware Corporation

The undersigned, Kevin T. Larkin, hereby certifies that:

ONE: He is the President and Chief Executive Officer of said Corporation.

TWO: The Certificate of Incorporation of said Corporation was originally filed with the Secretary of State of Delaware on March 8, 1995 as TherO2x, Incorporated, and amended and restated as filed with the Secretary of State of Delaware on July 5, 2005, and further amended as filed with the Secretary of State of Delaware on July 14, 2005.

THREE: The Amended and Restated Certificate of Incorporation of said Corporation shall be amended and restated in its entirety to read in full as follows:

ARTICLE I

The name of the Corporation (herein called the “Corporation”) is TherOx, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County and the name of the registered agent at such address is Corporation Service Company, County of New Castle.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Thirty Nine Million (39,000,000) shares. Twenty Two Million Two Hundred Ninety Five Thousand Eighty Two (22,295,082) shares shall be Common Stock, par value $0.001 per share and Sixteen Million Seven Hundred and Four Thousand Nine Hundred and Eighteen (16,704,918) shares shall be Preferred Stock, par value $0.001 per share. The Preferred Stock shall be divided into series, namely, (i) Series A-1 Preferred Stock consisting of Forty Thousand (40,000) shares (the “Series A-1 Preferred Stock”), (ii) the Series B Preferred Stock consisting of One Hundred Three Thousand Nine Hundred Ninety-Nine (103,999) shares (the “Series B Preferred Stock”), (iii) the Series B-1 Preferred Stock consisting of Thirty Thousand Six Hundred Sixty-Five (30,665) shares (the “Series B-1 Preferred Stock”), (iv) the Series C Preferred Stock consisting of Sixty Thousand (60,000) shares (the “Series C Preferred Stock”), (v) the Series C-1 Preferred Stock consisting of Twenty-Two Thousand Two Hundred Twenty-Two (22,222) shares (the “Series C-1 Preferred Stock”), (vi) the Series D Preferred Stock consisting of Fifty-One Thousand Four Hundred Twenty-Seven (51,427) shares (the “Series D Preferred Stock”), (vii) the Series D-1 Preferred Stock consisting of Nineteen Thousand Forty-Seven (19,047) shares (the “Series D-1 Preferred Stock”), (viii) the Series E-1 Preferred Stock consisting of One Hundred

Thirty-Six Thousand Three Hundred Sixty-Three (136,363) shares (the “Series E-1 Preferred Stock”), (ix) the Series F Preferred Stock consisting of Thirty-Five Thousand Sixty (35,060) shares (the “Series F Preferred Stock”), (x) the Series F-1 Preferred Stock consisting of Forty Thousand Nine Hundred Ten (40,910) shares (the “Series F-1 Preferred Stock”), (xi) the Series G Preferred Stock consisting of One Hundred Nineteen Thousand Five Hundred (119,500) shares (the “Series G Preferred Stock”), (xii) the Series G-1 Preferred Stock consisting of One Hundred Eighty-Six Thousand Five Hundred Twenty-Nine (186,529) shares (the “Series G-1 Preferred”), (xiii) the Series H Preferred Stock consisting of Two Hundred Ninety Thousand Eight Hundred Seventy-Five (290,875) shares (the “Series H Preferred Stock”), (xiv) the Series H-1 Preferred Stock consisting of Three Hundred Sixty-Eight Thousand Three Hundred Sixteen (368,316) shares (the “Series H-1 Preferred Stock”), (xv) the Series I Preferred Stock consisting of Ten Million Two Hundred Twenty-Five Thousand Six Hundred Ninety-Six (10,225,696) shares (the “Series I Preferred Stock”), and (xvi) the Series J Preferred Stock consisting of Four Million Seven Hundred Thousand (4,700,000) shares (the “Series J Preferred Stock”).

The Series B Preferred Stock, Series C Preferred Stock , Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock and any other series of Preferred Stock issued subsequent to the filing date of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) are hereafter referred to as “Original Preferred.” The Series A-1 Preferred Stock, the Series B-1 Preferred Stock, the Series C-1 Preferred Stock, the Series D-1 Preferred Stock, the Series E-1 Preferred Stock, the Series F-1 Preferred Stock, the Series G-1 Preferred Stock and the Series H-1 Preferred Stock are hereafter referred to as “Shadow Preferred” and collectively with the Original Preferred are hereafter referred to as the “Series Preferred.” Except as otherwise noted herein, or if preceded with the term “Original Preferred,” any reference to a series of Series Preferred herein (e.g., Series B Preferred Stock) shall be deemed to include reference to such series’ corresponding Shadow Preferred (e.g., Series B-1 Preferred Stock).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate may be issued from time to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B). Subject to the protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or the Corporation’s Certificate of Incorporation (“Protective Provisions”) and the requirements of Delaware General Corporation Law, the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions and

Delaware General Corporation Law, the Board of Directors is also authorized to increase or decrease the number of shares of any such series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding or reserved for future issuance. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

1. Dividend Provisions. The holders of shares of Series Preferred (collectively referred to as “Preferred Stock Holders”) shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the following rates per share for each outstanding share of the following series of Series Preferred, on a per annum basis:

Series of Preferred Stock	Rate per share
Series A Preferred Stock	$0.75
Series B Preferred Stock	$1.25
Series C Preferred Stock	$1.50
Series D Preferred Stock	$1.75
Series E Preferred Stock	$2.20
Series F Preferred Stock	$2.65
Series G Preferred Stock	$4.00
Series H Preferred Stock	$4.60
Series I Preferred Stock	$0.328
Series J Preferred Stock	$0.5107

in each case subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like (the “Original Dividend Rate” with respect to each such series after the date hereof). After such dividends are declared and paid, dividends may be declared and paid on the Common Stock if at the same time equivalent dividends, determined on an as converted basis, are declared and paid to the Preferred Stock Holders. Such dividends shall not be cumulative. In the event that the funds allocated by the Board of Directors for the payment of dividends shall be insufficient to permit the payment to such holders of the full aforesaid preferential dividend amounts, then the funds available for payment of dividends shall be distributed ratably among such holders in accordance with the respective dividend preferences set forth above.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series I Preferred Stock and Series J Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A, Series B, Series C,

Series D, Series E, Series F, Series G and Series H Preferred Stock and Common Stock and any such additional series which may be subordinated to the Series I Preferred Stock and Series J Preferred Stock with respect to the liquidation preference set forth in this Section 2 by reason of their ownership thereof, an amount per share (as adjusted for any stock split, stock division or consolidation after the date hereof) (i) equal to $4.92 for each outstanding share of Series I Preferred Stock, (ii) equal to $7.66 for each outstanding share of Series J Preferred Stock, plus, for such shares of the Series Preferred Stock, an amount equal to declared but unpaid dividends on each such share of Series Preferred Stock (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like after the date hereof) (such amount of declared but unpaid dividends being referred to herein as the “Premium” with respect to the Series I and Series J Preferred Stock). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series J Preferred Stock and Series I Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series J Preferred Stock and Series I Preferred Stock in proportion to the aggregate preferential amount each such holder would otherwise be entitled to receive under this subsection 2(a).

(b) Following the distribution required by subparagraph (a) of this Section 2 above, the holders of Original Preferred Series H Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred Stock and Common Stock and any such additional series which may be subordinated to the Series H Preferred Stock with respect to the liquidation preference set forth in this Section 2 by reason of their ownership thereof, an amount per share (as adjusted for any stock split, stock division or consolidation after the date hereof) equal to $46.00 for each outstanding share of Original Preferred Series H Preferred Stock (the “Original Issue Price” with respect to such series), plus, for such shares of the Original Preferred Series H Preferred Stock, an amount equal to declared but unpaid dividends on each such share of Series H Preferred Stock (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like after the date hereof) (such amount of declared but unpaid dividends being referred to herein as the “Premium” with respect to the Series H Preferred Stock). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Original Preferred Series H Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution (after satisfaction of the preferential amounts payable to the holders of the Series J Preferred Stock and Series I Preferred Stock under subsection 2(a) above) shall be distributed ratably among the holders of the Original Preferred Series H Preferred Stock in proportion to the aggregate preferential amount each such holder would otherwise be entitled to receive under this subsection 2(b).

(c) Following the distribution required by subparagraphs (a) and (b) of this Section 2 above, the holders of Original Preferred Series G Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock and Common Stock and any such additional series which may be subordinated to the Series G Preferred Stock with respect to the liquidation preference set forth in this Section 2 by reason of their ownership thereof, an amount per share (as adjusted for any stock split, stock division or consolidation after the date hereof) equal to $40.00 for each outstanding share of Original Preferred Series G Preferred Stock (the “Original Issue Price” with respect to such series), plus, for such shares of the Original Series G

Preferred Stock, an amount equal to declared but unpaid dividends on each such share of Series G Preferred Stock (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like after the date hereof) (such amount of declared but unpaid dividends being referred to herein as the “Premium” with respect to the Series G Preferred Stock). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Original Preferred Series G Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution (after satisfaction of the preferential amounts payable to the holders of Series J Preferred Stock, Series I Preferred Stock and the Original Preferred Series H Preferred Stock under subsections 2(a) and (b) above) shall be distributed ratably among the holders of the Original Preferred Series G Preferred Stock in proportion to the aggregate preferential amount each such holder would otherwise be entitled to receive under this subsection 2(c).

(d) Following the distribution required by subparagraphs (a), (b) and (c) of this Section 2 above, the holders of Original Preferred Series F Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock and Common Stock and any such additional series which may be subordinated to the Series F Preferred Stock with respect to the liquidation preference set forth in this Section 2 by reason of their ownership thereof, an amount per share (as adjusted for any stock split, stock division or consolidation after the date hereof) equal to $26.50 for each outstanding share of Original Preferred Series F Preferred Stock (the “Original Issue Price” with respect to such series), plus, for such shares of the Original Series F Preferred Stock, an amount equal to declared but unpaid dividends on each such share of Series F Preferred Stock (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like after the date hereof) (such amount of declared but unpaid dividends being referred to herein as the “Premium” with respect to the Series F Preferred Stock). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Original Preferred Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution (after satisfaction of the preferential amounts payable to the holders of the Series J Preferred Stock, Series I Preferred Stock, Original Preferred Series H and Original Preferred Series G Preferred Stock under subsections 2(a), 2(b) and 2(c) above, respectively) shall be distributed ratably among the holders of the Original Preferred Series F Preferred Stock in proportion to the aggregate preferential amount each such holder would otherwise be entitled to receive under this subsection 2(d).

(e) Upon completion of the distributions required by subparagraphs (a), (b), (c) and (d) of this Section 2, the holders of Original Preferred Series B, Series C and Series D Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and any such additional series which may be subordinated to the Series B, Series C and Series D Preferred Stock with respect to the liquidation preference set forth in this Section 2 by reason of their ownership thereof, an amount per share (as adjusted for any stock split, stock division or consolidation after the date hereof) (i) equal to $12.50 for each outstanding share of Original Preferred Series B Preferred Stock (the “Original Issue Price” with respect to such series), (ii) equal to $15.00 for each outstanding share of Original Preferred Series C Preferred Stock (the “Original Issue Price” with respect to such series), (iii) equal to $17.50 for each outstanding share of Original Preferred Series D Preferred Stock (the “Original Issue Price” with respect to such series), plus, for such shares of the Original Preferred, an amount equal to declared but unpaid dividends on each such share of Original

Preferred (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like after the date hereof) (such amount of declared but unpaid dividends being referred to herein as the “Premium” with respect to the Series B, Series C and Series D Preferred Stock). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Original Preferred Series B, Series C and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution (after satisfaction of the preferential amounts payable to the holders of Series J Preferred Stock, Series I Preferred Stock, Original Preferred Series H, Original Preferred Series G and Original Preferred Series F Preferred Stock under subsections 2(a), 2(b), 2(c) and 2(d) above, respectively) shall be distributed ratably among the holders of the Original Preferred Series B, Series C and Series D Preferred Stock in proportion to the aggregate preferential amount each such holder would otherwise be entitled to receive under this subsection 2(e).

(f) Upon the completion of the distribution required by subsections (a), (b),(c), (d) and (e) of this Section 2 and any other distribution which may be required with respect to series of Preferred Stock which may from time to time come into existence or otherwise, if assets remain in the Corporation, the holders of the Common Stock and Series Preferred shall receive all of the remaining assets of the Corporation pro rata on an as-converted basis.

(g) (i) Unless otherwise elected by the holders of shares of Series I Preferred Stock and Series J Preferred Stock representing at least two-thirds of the voting power represented by the then outstanding shares of Series I Preferred Stock and Series J Preferred Stock, voting together as a single class, the following events shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”):

(A) a merger or consolidation in which

(1) the Corporation is a constituent party or

(2) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation at least a majority by voting power of the capital stock of (I) the surviving or resulting corporation or (II) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or a subsidiary of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation).

(ii) The Corporation shall not effect any transaction constituting a Deemed Liquidation Event pursuant to subsection 2(g)(i)(A) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with subsections 2(a)-2(f) above.

(iii) In any of such events, if the consideration received is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or through Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing sale prices or, if such closing sale prices are unavailable, the closing bid prices over the thirty-day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iv) In the event the requirements of this subsection 2(g) are not complied with, this Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(g)(v) hereof.

(v) The Corporation shall give each holder of record of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(vi) For purposes of clarification and not limitation, the holders of any then-designated Shadow Preferred shall not be entitled to liquidation rights pursuant to Sections B.2.(a) – (e); provided however, that they shall have those liquidation rights set forth in Section B.2.(f).

3. Redemption.

(a) Redemption of Series I and Series J Preferred Stock.

(i) Shares of Series I and Series J Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefore at a price equal to $4.10 per share of Series I Preferred Stock and $6.3842 per share of Series J Preferred Stock (the “Original Issue Price” with respect to such series), subject to adjustment for stock splits, stock dividends, combinations and similar events affecting such shares after the date hereof, plus all accrued or declared but unpaid dividends thereon (the “Series I/J Redemption Price”), in a single payment commencing 60 days after receipt by the Corporation at any time on or after January __, 2014, from the holders of at least two-thirds of the then outstanding shares of Series I Preferred Stock and Series J Preferred Stock, acting as a single class, of written notice requesting redemption of all shares of Series I Preferred Stock and Series J Preferred Stock (the date of such redemption being referred to as the “Series I/J Redemption Date”). On the Series I/J Redemption Date, the Corporation shall redeem all outstanding shares of Series I Preferred Stock and Series J Preferred Stock.

(ii) Unless there shall have been a default in payment of the Series I/J Redemption Price, all rights of the holders as to the shares of Series I Preferred Stock and Series J Preferred Stock (except the right to receive the respective Series I/J Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the Corporation does not have sufficient funds legally available to redeem on the Series I/J Redemption Date all shares of Series I Preferred Stock and Series J Preferred Stock, the Corporation shall allocate such funds between the Series I Preferred Stock and Series J Preferred Stock in proportion to the aggregate redemption amounts for each such Series, and then redeem a pro rata portion of each holder’s shares of such stock out of funds legally available therefor, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore, again allocated proportionately between the Series I Preferred Stock and the Series J Preferred Stock. The shares of Series I Preferred Stock and Series J Preferred Stock not redeemed on the Series I/J Redemption Date shall remain outstanding and entitled to all the rights and preferences provided herein.

(b) Redemption of Series A-H Preferred Stock.

(i) After the full redemption by the Corporation of the shares of Series I Preferred Stock and Series J Preferred Stock as set forth in subsection 3(a) hereof, each holder of any other remaining class of Series Preferred, may, at its option, at any time (and from time to time), require the Corporation to redeem all or a part of the Series Preferred held by such holder by delivery of a written notice requesting such redemption and the number and series of shares to be redeemed (the “Redemption Notice”). Within five days after the receipt of a Redemption Notice (the “Date of Receipt”), the Corporation shall deliver written notice to all other holders of Series Preferred informing each such holder of (1) the receipt of such Redemption Notice, (2) the Date of Receipt, (3) the number of shares and series of Series Preferred requested to be redeemed in the Redemption Notice, and (4) the total number of shares of each series of Series Preferred and the aggregate number of shares of Series Preferred outstanding as of the Date of Receipt. The Corporation shall redeem each share of Series Preferred so requested at a price equal to the Original Issue Price per share for that series of Series Preferred, as adjusted for stock splits, stock dividends or similar events, plus all declared but unpaid dividends thereon, if any (the “Series A-H Redemption Price”). For purposes of this Section 3(b)(i), “Original Issue Price” shall mean $7.50 per share with respect to the Series A Preferred Stock, and $22.00 per share with respect to the Series E Preferred Stock. Within twenty five days following the Date of Receipt, each holder of Series Preferred who wishes to participate in the redemption pursuant to the Redemption Notice must provide written notice to the Corporation (the “Participation Notice”) indicating the number and series of shares to be redeemed. Thirty five days following the Date of Receipt, the redemption shall take place (the “Series A-H Redemption Date”).

(ii) Unless there shall have been a default in payment of the Series A-H Redemption Price, all rights of the holders as to the shares of Series Preferred requested to be redeemed (except the right to receive the Series A-H Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series Preferred are insufficient to redeem the total number of such shares to be redeemed as described in the Redemption Notice, those funds which are legally available will be used to redeem the maximum possible number of such shares proportionately among the holders of such shares to be redeemed based upon the aggregate Series A-H Redemption Price of their holdings of Series Preferred as of the Series A-H Redemption Date. The shares of Series Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of any series of Series Preferred that may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series Preferred such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem but which it has not redeemed in accordance with the foregoing provisions.

(c) Surrender of Stock. On or before the Series I/J Redemption Date or the Series A-H Redemption Date (as applicable), each holder of shares of the Series Preferred to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the Series I/J Redemption Price or the Series A-H Redemption Price (as applicable) for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.

(d) Deposit of Redemption Price. On or before the Series I/J Redemption Date or the Series A-H Redemption Date (as applicable), the Corporation shall deposit the Series I/J Redemption Price or the Series A-H Redemption Price (as applicable) of all shares designated for redemption and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Series I/J Redemption Price or the Series A-H Redemption Price (as applicable) for such shares to their respective holders on or after the Series I/J Redemption Date or the Series A-H Redemption Date (as applicable) upon receipt of notification from the Corporation that such holder has surrendered its share certificate to the Corporation pursuant to Section 3(c) above. The balance of any moneys deposited by the Corporation pursuant to this subsection (d) remaining unclaimed at the expiration of two (2) years following the Series I/J Redemption Date or Series A-H Redemption Date (as applicable) shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

4. Conversion. The holders of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Subject to subsection (c) below and Section 7 hereof, each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series Preferred of that series into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for each share of that series by the conversion price at the time in effect for each such share (the “Conversion Price”).

The initial Conversion Price for shares of each series of Original Preferred shall be the applicable Original Issue Price with respect to such series of Original Preferred. The Conversion Price of any series of Shadow Preferred shall be (A) the Original Issue Price of the series of Original Preferred which converted to Shadow Preferred, and (B) as adjusted to reflect any stock splits, stock divisions or consolidations after the date hereof. Except as limited by the preceding sentence, the Conversion Price for the Series Preferred shall be subject to adjustment as set forth herein.

(ii) Each share of Series Preferred shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series Preferred immediately upon the consummation of the Corporation’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than $12.77 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations after the date hereof) and which resulted in at least $40,000,000 of aggregate net proceeds to the Corporation before deduction of underwriting discounts and commissions.

(b) Mechanics of Conversion. Before any holder of Series Preferred shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the

Series Preferred of that series, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to subsection 4(a)(ii) or subsection 4(k), the outstanding shares of Series Preferred (or in the case of subsection 4(k)(ii), solely with respect to outstanding shares of Series J Preferred Stock) shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent, and provided further that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series Preferred are delivered to the Corporation or its transfer agent as provided above. In the event a holder’s certificates have been lost, stolen or destroyed, in lieu of such delivery, the holder shall notify the Corporation or its transfer agent of such loss, theft or destruction and execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable, issue and deliver at such office to such holder of Series Preferred or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted, or in the case of an automatic conversion, on the date of closing of the offering resulting in such conversion or the date of the requisite affirmative vote or written consent of the holders of Series Preferred Stock in accordance with subsection 4(k), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion will, unless otherwise notified by the holder tendering Series Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

(c) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series Preferred shall be subject to adjustment from time to time as follows:

(i) (A)

Series A-I Preferred Stock: If the Corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series I Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for all shares of Original Preferred (other than Series J Preferred Stock) in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by the quotient obtained by dividing the total computed under clause (1) below by the total computed under clause (2) below as follows

(1) an amount equal to the sum of:

i) the total number of shares of Common Stock issued and outstanding immediately prior to such issuance of Additional Stock, plus

ii) the total number of shares of Common Stock issuable upon exercise of issued and outstanding options and warrants immediately prior to such issuance of Additional Stock, plus

iii) the total number of shares of Common Stock issuable upon conversion of the Series Preferred immediately prior to such issuance of Additional Stock, plus

iv) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the shares of Additional Stock so issued would purchase at the Conversion Price for the Series I Preferred Stock in effect immediately prior to such issuance.

(2) an amount equal to the sum of:

i) the total number of shares of Common Stock issued and outstanding immediately prior to such issuance of Additional Stock, plus

ii) the total number of shares of Common Stock issuable upon exercise of issued and outstanding options and warrants immediately prior to such issuance of Additional Stock, plus

iii) the total number of shares of Common Stock issuable upon conversion of all Series Preferred immediately prior to such issuance of Additional Stock, plus

iv) the number of shares of such Additional Stock so issued.

Series J Preferred Stock: If the Corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series J Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for shares of Series J Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by the quotient obtained by dividing the total computed under clause (3) below by the total computed under clause (4) below as follows

(3) an amount equal to the sum of:

i) the total number of shares of Common Stock issued and outstanding immediately prior to such issuance of Additional Stock, plus

ii) the total number of shares of Common Stock issuable upon exercise of issued and outstanding options and warrants immediately prior to such issuance of Additional Stock, plus

iii) the total number of shares of Common Stock issuable upon conversion of the Series Preferred immediately prior to such issuance of Additional Stock, plus

iv) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the shares of Additional Stock so issued would purchase at the Conversion Price for the Series J Preferred Stock in effect immediately prior to such issuance.

(4) an amount equal to the sum of:

i) the total number of shares of Common Stock issued and outstanding immediately prior to such issuance of Additional Stock, plus

ii) the total number of shares of Common Stock issuable upon exercise of issued and outstanding options and warrants immediately prior to such issuance of Additional Stock, plus

iii) the total number of shares of Common Stock issuable upon conversion of all Series Preferred immediately prior to such issuance of Additional Stock, plus

iv) the number of shares of such Additional Stock so issued.

Shadow Preferred: No adjustment to the Conversion Price of any shares of any series of Shadow Preferred shall be made pursuant to this subsection (c)(i).

(B) No adjustment of the Conversion Price for any series of the Series Preferred shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the applicable Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (including, without limitation, the Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J Preferred Stock), the following provisions shall apply for all purposes of this subsection 4(c)(i) and 4(c)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series Preferred, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series Preferred, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by the Corporation after the filing date of this Restated Certificate (the “Filing Date”) other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(c)(iii) hereof;

(B) Common Stock issued or issuable upon the conversion of any convertible promissory notes or warrants issued pursuant to those certain bridge financing agreements dated February, March and December 2004, including Common Stock issued or issuable in connection with any amendments to the aforementioned notes and warrants approved by the Board of Directors;

(C) Common Stock issued or issuable (net of repurchase at cost by the Corporation in connection with termination of employment), or issued or issuable upon conversion of options and warrants, to officers, employees, consultants, and directors of the Corporation directly or pursuant to any stock benefit plan adopted by the Board of Directors;

(D) Common Stock issued or issuable to non-profit institutions primarily in connection with research or other collaborative arrangements;

(E) Common Stock issued or issuable to banks, equipment lessors or landlords in connection with a debt financing, equipment leasing or real property leasing transaction unanimously approved by the members of the Board of Directors at a meeting duly called in accordance with the Corporation’s by-laws and attended by a quorum of Directors or by unanimous written consent in lieu of holding a meeting; or

(F) Common Stock issued upon conversion of the Series Preferred pursuant to Section 4 hereof.

(iii) In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to such Common Stock Equivalents determined in the manner provided for deemed issuances in subsection 4(c)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of the Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e) Recapitalizations. Subject to the Protective Provisions provided for herein, if at any time or from time to time there shall be a recapitalization of the Common Stock or merger with the Corporation as the surviving entity (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 5) provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of their Series Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series Preferred after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

(f) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon conversion of the Series Preferred, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If any fractional interest in a share of Common Stock would, except for the provisions of this subsection (i), be deliverable upon conversion of the Series Preferred then being converted, the Corporation shall pay to the holders of such converted stock an amount in cash equal to the fair market value of such fractional interest as determined by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Series Preferred pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series Preferred.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series Preferred, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(i) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series Preferred shall be in writing and deemed effectively given upon (i) personal delivery to the party notified, (ii) three (3) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, (iii) one (1) business day after day of deposit with Federal Express or similar overnight courier, freight prepaid, or (iv) one (1) business day after the day of facsimile transmission, if delivered by facsimile transmission with a copy by first class mail, postage prepaid, and shall be addressed to each applicable holder at such holder’s address appearing on the books of the Corporation.

(j) Payment of Taxes for Conversions. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series Preferred. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(k) Special Mandatory Conversion of Series Preferred.

(i) If at any given time the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series I Preferred Stock elect to convert their shares of Series Preferred, all shares of Series Preferred (excluding the Series J Preferred Stock) including the shares of those holders of such Series Preferred (excluding the Series J Preferred Stock) who did not elect to convert, shall automatically convert into Common Stock.

(ii) If at any given time the holders of at least a majority of the outstanding shares of Series J Preferred Stock elect to convert their shares of Series J Preferred Stock, all shares of Series J Preferred Stock including the shares of those holders of Series J Preferred Stock who did not elect to convert, shall automatically convert into Common Stock.

5. Voting Rights. The holder of each share of Series Preferred shall have the right to one vote for each share of Common Stock into which such Series Preferred could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

6. Protective Provisions. In addition to any vote required by law, so long as any shares of Series I or Series J Preferred Stock are outstanding:

(a) the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares Series I Preferred Stock and Series J Preferred Stock, voting together as a single class:

(i) liquidate, dissolve or wind-up the affairs of the Corporation or engage in any transaction qualifying as a Deemed Liquidation Event;

(ii) adversely alter or change the rights, preferences or privileges of the shares of Series I Preferred Stock or Series J Preferred Stock;

(iii) create any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series I Preferred Stock or Series J Preferred Stock with respect to dividends, distributions, liquidation or redemption;

(iv) pay or declare any dividend to any series or class of the Corporation’s capital stock prior to the Series I Preferred Stock or Series J Preferred Stock; provided, however, that the approval of such dividend by the Series I Preferred Stock and Series J Preferred Stockholders holders pursuant to this Section 6(a) shall not be effective unless also approved by the Board of Directors;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Preferred Stock, the Common Stock or other equity securities of the Corporation (other than the redemption of Preferred Stock pursuant to Section 3) prior to the Series I Preferred Stock or Series J Preferred Stock; provided, however, that this restriction shall not apply to (A) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary (an “Employee Common Stock Repurchase”) pursuant to agreements under which the Corporation has the option to repurchase such shares the lower of their fair market value or at cost, or (B) any Employee Common Stock Repurchase transaction otherwise approved by the Board of Directors;

(vi) authorize or issue additional shares of Series I Preferred Stock or Series J Preferred Stock;

(vii) do any act or thing which would result in taxation to the holders of shares of Series I Preferred Stock or Series J Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended);

(viii) amend, modify or waive any provision of the Restated Certificate of the Corporation or the Corporation’s By-laws so as to adversely affect the Series I Preferred Stock or Series J Preferred Stock;

(ix) acquire any other entity or entities, or permit any of its subsidiaries to do so;

(x) issue any debt, notes, debentures or other similar obligations unless approved by the Board of Directors prior to issuance;

(xi) authorize or issue more than 3,670,000 shares of Common Stock under the Corporation’s option plan(s), including shares issued prior to the date hereof, provided that the foregoing number of shares that may be authorized and issued under such option plan(s) without the consent of two-thirds of the then outstanding shares of Series I Preferred Stock and Series J Preferred Stock shall be adjusted proportionately to reflect any stock splits, stock divisions or consolidations;

(xii) increase or decrease the number of authorized members on the Corporation’s Board of Directors (set at seven (7) as of the date of the Filing Date).

7. Status of Converted Stock. In the event any shares of Series Preferred shall be converted pursuant to Section 4, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and, if necessary, the Restated Certificate of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

C. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section B.2. of this Article IV hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-laws of the Corporation.

ARTICLE VI

Except as otherwise provided in this Restated Certificate, the number of directors of the Corporation shall be fixed from time to time by a by-law or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

ARTICLE IX

In the event the Corporation is subject to Section 2115 of the California Corporations Code, Section A of this Article shall apply. Otherwise, Section B of this Article shall apply.

A. California. The liability of each and every director of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. If California law is hereafter amended to authorize, with the approval of a Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by California law, as so amended.

B. Delaware. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

C. Effect of Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE X

In the event the Corporation is subject to Section 2115 of the California Corporations Code, Section A of this Article shall apply. Otherwise, Section B of this Article shall apply.

A. California. To the fullest extent permitted by California law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents (as defined in Section 317 of the California Corporations Code) through by-law provision, agreements with agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code, with respect to actions for breach of duty to a corporation and its stockholders.

B. Delaware. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through by-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

C. Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE XI

The Corporation hereby renounces, to the fullest extent permitted by Section 122(17) of the Delaware General Corporation Law, any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any Investor Business Opportunity. An “Investor Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. To the fullest extent permitted by law, the Corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Investor Business Opportunity.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIII

The Corporation shall have perpetual existence.

FOUR: The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate on January 28, 2008.

TherOx, Inc.

/s/ Kevin T. Larkin
Kevin T. Larkin, President and Chief Executive Officer